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                                                                EXHIBIT (m)(a)

                        INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement of Eaton Vance Prime Rate Reserves of our report relating to Eaton Vance Prime Rate Reserves dated February 7, 1997, which report is included in the Annual Report to Shareholders for the year ended December 31, 1996.

We also consent to the reference to our Firm under the heading "The Fund's Financial Highlights" appearing in the Prospectus and under the captions "Auditors" and "Financial Statements" in the Statement of Additional Information of the Registration Statement, which is incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement.

/s/ Deloitte & Touche LLP
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    Deloitte & Touche LLP

Boston, Massachusetts
July 1, 1997